PITTSBURGH & WEST VIRGINIA RAILROAD
                              FORM 10-Q
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PART I.  FINANCIAL INFORMATION

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STATEMENT OF INCOME

(Dollars  in Thousands Except Per Share Amounts)

                                      Unaudited          Unaudited
                                   3 Months Ended   3 Months Ended
                                    March 31             March 31,
                                   1997                      1996

INCOME AVAILABLE FOR DISTRIBUTION:
     Cash Rental                     $229                  $229
     Interest                         - 0                   - 0
                                      229                   229

     Less general and
      administrative expenses          17                    25

               NET INCOME            $212                  $204



Per Share:
(1,510,000 average shares outstanding)

     Net Income                    $ .14                  $ .14
     Cash Dividends                  .13                    .13
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